Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 3 to the registration statement on Form N-1A (the
"Registration Statement") of our report dated November 7, 1997, relating to the financial statements and financial highlights appearing in the September 30, 1997 Annual
Report to Shareholders of Holland Balanced Fund, which are also incorporated by reference into the Registration
Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.



Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York
March 20, 1998